Exhibit 23   Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Number 33-55213 on Form S-8 dated August 24, 1994, Registration Statement Number 33-64854 on Form S-8 dated June 22, 1993, Registration Statement Numbers 33-23195 and 33-23196 on Form S-8 dated July 21, 1988, Registration Statement Number 2-92600 on Form S-8 dated August 25, 1984, and Post-Effective Amendment Number 2 to Registration Statement Number 2-68548 on Form S-8 effective August 9, 1980, of our report dated February 16, 1995, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc. and subsidiaries included in the Annual Report on Form 10-K of Wolverine World Wide, Inc. for the fiscal year ended December 31, 1994.

                                                         /s/ Ernst & Young LLP



Grand Rapids, Michigan
March 24, 1995